Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Units(2)	$17,710,000		$1,641.72
Common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Warrants to purchase common stock, par value $0.0001 per share, included in the units	—	(4)	—	(4)
Common stock, par value $0.0001 per share, underlying the warrants included in the units (3)	$17,710,000		$1,641.72
Representatives’ Unit Purchase Option	$—	(5)	$—	(5)
Units underlying Representatives’ Unit Purchase Option (6)	$885,500		82.09
Common stock, par value $0.0001 per share, included in the units underlying Representatives’ Unit Purchase Option	—	(7)	—
Warrants included in the units underlying Representatives’ Unit Purchase Option	—	(7)	—
Common Stock, par value $0.0001 per share, underlying the Representatives’ Unit Purchase Option, including the Common Stock, par value $0.0001 per share, underlying the warrants included in the units issuable upon exercise of the Representatives’ Unit Purchase Option (8)	$885,500		82.09
TOTAL	$37,191,000		$3,447.62	(9)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share. Includes [●] shares of common stock and/or warrants to purchase [●] shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	The warrants are exercisable at a per share exercise price equal to 100% of the public offering price per unit. The proposed maximum aggregate public offering price of the shares of common stock issuable upon exercise of the warrants was calculated to be $17,710,000 (which is 100% of $17,710,000 since each investor will receive a warrant to purchase one share of common stock for each share of common stock purchased in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants.

(4)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The Representatives’ Unit Purchase Option is exercisable at a per unit exercise price equal to 125% of the public offering price per unit. Each unit underlying Representatives’ Unit Purchase Option consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, par value $0.0001 per share.

(7)	Included in the price of the units underlying Representatives’ Unit Purchase Option. No fee required pursuant to Rule 457(g) under the Securities Act.

(8)	The warrants included in the units underlying Representatives’ Unit Purchase Option are exercisable at a per share exercise price equal to 125% of the public offering price per unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the common stock issuable upon exercise of the warrants included in the units underlying Representatives’ Unit Purchase Option is $885,500 which is equal to 125% of $708,400 (4% of $17,710,000 of units sold in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants included in the units underlying Representatives’ Unit Purchase Option.

(9)	Previously paid $4,477.42